EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 33-7758, No. 33-37982, No. 333-00371, No. 333-01441 and No. 333-19803 and Forms S-8 No. 333-86006, No. 333-39380, No. 33-6229, No. 33-72798, No. 333-10363, No. 333-80341 and No. 333-82011) of Watsco, Inc., as amended, and in the related Prospectus of Watsco, Inc. of our reports dated February 12, 2004, with respect to the 2003 consolidated financial statements and schedule of Watsco, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Miami, Florida,

March 12, 2004